IPASS REPORTS FIRST QUARTER 2010 RESULTS

REDWOOD SHORES, Calif. — May 6, 2010 — iPass Inc. (NASDAQ: IPAS), a leading provider of enterprise mobility services, today announced financial results for its first quarter ended March 31, 2010.

On a GAAP basis, iPass reported revenues of $40.4 million for the first quarter of 2010 and a $0.7 million net loss or ($0.01) per share. This compared to revenues of $44.6 million and a $3.0 million net loss or ($0.05) per share for the first quarter of 2009. The first quarter 2009 results include a restructuring charge of $3.3 million or ($0.05) per share.

On a non-GAAP basis (which excludes amortization of stock compensation expenses, restructuring charges and amortization of intangible assets), non-GAAP net income for the first quarter of 2010 was $0.2 million or $0.00 per share. This compared to non-GAAP net income of $1.3 million or $0.02 per share for the first quarter of 2009.

During the first quarter, iPass released the first version of its Open Mobile Platform. The company believes this new platform allows it to provide a compelling and value-focused set of integrated mobility offerings to the enterprise and to channel and carrier partners. iPass believes that this new platform and functionality are central to evolving its business model from a network service-centric model to a value-added platform business that sells enterprise mobility services via a cloud-based infrastructure. As of March 31, 2010, the company had more than 160 global enterprise customers involved in trials of the new Open Mobile Platform, which it considers to be a good indicator of interest.

“I’m very pleased with how the launch of our Open Mobile Platform has progressed and early feedback from customers and partners has been stronger than anticipated,” said Evan Kaplan, President and CEO of iPass. “I believe we’re driving forward in having a meaningful impact on changing the economics of mobility for the enterprise.”

Notable operating milestones during the first quarter included the following:

•	Delivery of Carrier and Device Independent Mobility Solutions for Embedded 3G with the iPass Open Mobile Platform.

•
Major customer wins during the quarter included American Family Insurance and Imperial Tobacco and the deployment of the iPass platform as the master connection manager by Emirates Airlines across its 1,400 “non-flying” mobile employee devices.

•	Strong partnership with Azzurri Communications in providing Severn Trent's engineers with secure access to business-critical applications over iPass' network.

•	Expansion of our European Broadband footprint such that iPass now covers more than 140,000 venues globally.

Together with other important operating milestones, in April 2010, iPass was pleased to introduce Gogo® Inflight Internet services as part of its network access service. The addition of this compelling and premium inflight Wi-Fi service enables quick Internet connections for iPass Mobile Network customers, enabling their mobile employees to capture lost productivity when they travel via commercial airlines.

Financial Highlights

New Revenue Reporting Presentation
iPass’ business consists of Enterprise Mobility Services (“EMS”) and Managed Network Services (“MNS”).  The company historically has looked at and reported the revenues of its Enterprise Mobility Services as being driven primarily by its network service offerings. As iPass continues to evolve its business model, the company believes it is now more informative to look at Enterprise Mobility Services revenue in terms of the primary drivers of the business: (i) Network Revenue, (ii) Platform Revenue, and (iii) Other EMS Fees and Revenue. Beginning with the first quarter 2010 reporting, iPass will be presenting its revenue results along these lines, which it believes, given the recent evolution of its business, provides clarity into its business and visibility into the drivers of growth and profitability.

EMS Network Revenue is comprised of dial-up, Wi-Fi and hotel Ethernet, 3G and minimum commitment revenues; EMS Platform Revenue consists of client and other platform-oriented fees and revenues; and Other EMS Fees and Revenue consists of various mobility services, professional services and other mobility-related fees and revenue.

Following are selected key financial highlights for the first quarter of 2010, with revenue presented according to the new reporting presentation described above:

(unaudited; in millions, except per share amounts)	Q1’10		Q4’09		Q1’09
Revenues
Enterprise Mobility Services:	$33.5		$33.4		$37.6
Network Revenue	28.1		28.2		31.9
Platform Revenue	3.7		3.6		3.8
Other EMS Fees and Revenues	1.7		1.6		1.9
Managed Network Services	6.9		7.1		7.0
Total Revenue	$40.4		$40.5		$44.6

Adjusted EBITDA(2)	$0.9		$0.7		$2.3

Net Loss Per Diluted Share (GAAP)	$(0.01)		$(0.09)	(5)	$(0.05)	(6)

Net Income/(Loss) Per Diluted Share (Non-GAAP)(1)	$0.00		$(0.01)		$0.02

Cash and Short-Term Investments	$36.8	(3)	$41.8	(4)	$68.4
______________
(1)	The reconciliation of GAAP to Non-GAAP financial measures is discussed below.
(2)	Please see definition of Adjusted EBITDA below.
(3)
In the first quarter of 2010, the company repurchased approximately $1.6 million of iPass common stock and paid approximately $2.5 million in costs associated with its fourth quarter of 2009 restructuring.

(4)	In the fourth quarter of 2009, the company paid approximately $10 million in cash dividends to stockholders and repurchased approximately $0.8 million of iPass common stock.
(5)
Includes restructuring charges of $3.8 million, a revenue reduction of $1.2 million and net benefit from state sales and federal tax-related items of $0.8 million or ($0.07) per share in the fourth quarter of 2009.

(6)	Includes restructuring charges of $3.3 million or ($0.05) per share in the first quarter of 2009.

“Our first quarter financial results were a good example of how we’re continuing to tightly manage our operations as we invest in growth and launch our new Open Mobile platform,” said Steven Gatoff, Senior Vice President and Chief Financial Officer of iPass. “As we continue to evolve our business model, we’re pleased to provide visibility into the value creation opportunities and drivers of the business through our new revenue presentation and monetized user metrics reporting.”

Q1 2010 Revenue Presented Under Legacy Reporting Format
For comparative and transition purposes, the company believes it would be helpful to provide its Q1 2010 revenue information based on the legacy format of reporting, as follows:

(unaudited; in millions)	Q1 ’10	Q4 ’09	Q1 ’09
Broadband:	$27.2	$26.9	$26.7
Wi-Fi and Hotel Ethernet	15.4	14.8	15.7
Managed Network Services	6.9	7.1	7.0
3G Mobile Broadband	4.9	5.0	4.0
Services and Software	10.7	10.8	12.1
Dial-up	2.5	2.8	5.8
Total Revenue	$40.4	$40.5	$44.6

2009 Revenue Presented Under New Revenue Reporting
Additionally, to further aid readers of iPass’ financial results with the evolution of how management views its business and the transition to the revenue reporting presentation, iPass is providing its 2009 revenue results, for the full year and by quarter, using the new revenue presentation used to report first quarter 2010 revenue and prospectively:

(unaudited; in millions)	Q1’09	Q2’09	Q3’09	Q4’09	2009
Enterprise Mobility Services:	$37.6	$36.5	$35.6	$33.4	$143.1
Network Revenue	31.9	31.1	30.2	28.2	121.4
Platform Revenue	3.8	3.7	3.7	3.6	14.8
Other EMS Fees and Revenues	1.9	1.7	1.7	1.6	6.9
Managed Network Services	7.0	7.2	7.0	7.1	28.3
Total Revenue	$44.6	$43.7	$42.6	$40.5	$171.4

Operating Metrics

Introduction of New Monetized User Metric
iPass historically has reported the number of unique users of its mobility services during a given quarter; this metric included both paying and non-paying users of its platform and network services and was presented as one aggregate number for the quarter. However, the company believes it is helpful and provides better alignment with the drivers of the business to look at a monthly monetized user metric (that is, the number of paying users that iPass has in a given month).  The company looks at this monetized user metric for both the Network and Platform components of its Enterprise Mobility Services and believes that this metric provides increased visibility into its business and its drivers. Accordingly, along with the new revenue reporting discussed above, iPass is also now reporting the key operating metric of Average Monthly Monetized Users, with the reporting of its first quarter 2010 results.

Following are selected key operating metrics for the period, including the new monetized user metric described above:

	Q1’10	Q4’09	Q1’09
Average Monthly Monetized Users(1)	683,000	689,000	705,000
Network	211,000	222,000	244,000
Platform	612,000	612,000	617,000
Monthly Order Value(2)	$404,000	$458,000	$395,000
______________
(1)	The number of Average Monthly Monetized Users means the average number of users per month, during the quarter, for which a fee was billed by iPass to a customer for such users.
(2)
Monthly Order Value represents the amount of new contractually committed monthly fees.  It is a measure of incremental dollar value iPass contracted with customers in a period and is an indicator of the company’s success in signing new customers to contractual commitments and signing existing customers to higher contractual commitments.

iPass uses additional metrics in tracking and evaluating its business including the number of 3G subscriptions and Network Gross Margin. iPass reports 3G subscriptions in order to provide visibility into the types of users that are using its services. During the first quarter of 2010, the total number of 3G users increased to 37,000 users at March 31, 2010.  This compares to approximately 36,000 users as of December 31, 2009 and 29,000 users as of March 31, 2009.

iPass uses Network Gross Margin as a metric to assist it in assessing the profitability of its various network services. Network Gross Margin is defined as EMS Network Revenue plus MNS Revenue less Network Access Costs divided by EMS Network Revenue plus MNS Revenue. Network Gross Margin for the first quarter of 2010 was 47.3%, compared to 44.2% for the fourth quarter of 2009 and 52.1% for the first quarter of 2009.

Q1 2010 Users Presented Under Legacy Metric
For comparative and transition purposes, iPass believes it would be helpful to also provide the first quarter 2010 user information based on the legacy metric methodology, as follows:

	Q1 ’10	Q4 ’09	Q1 ’09
Total iPassConnect Users
Broadband	278,000	286,000	287,000
Dial-up	56,000	69,000	127,000
Total iPass On-Network	334,000	355,000	414,000
Total iPass Off-Network	792,000	803,000	742,000
Total iPassConnect Users	1,126,000	1,158,000	1,156,000

New Monetized User Metric For 2009 Results
Additionally, to further aid readers of its financial results with the evolution of how the company views its business and the introduction of its new monetized user metric, iPass is providing this metric for 2009, for the full year and by quarter, based on the same format with which it is reporting first quarter 2010, as follows:

	Q1’09	Q2’09	Q3’09	Q4’09	2009
Average Monthly Monetized Users(1)	705,000	701,000	685,000	689,000	695,000
Network	244,000	243,000	223,000	222,000	222,000
Platform	617,000	610,000	606,000	612,000	611,000
(1)	The number of Average Monthly Monetized Users means the average number of monthly users, during the quarter, for which a fee was billed by iPass to a customer for such users.

Outlook For the Second Quarter of 2010

For the second quarter of 2010, ending June 30, 2010, the company anticipates revenue and net income (loss) per share results on a GAAP and non-GAAP basis to be in the following ranges:

Total Revenue:	$37 – 40 million
GAAP net income (loss) per share:	($0.07) – ($0.03)
Non-GAAP net income (loss) per share:	($0.06) – ($0.02)

The difference between the projected GAAP net loss per share and the projected non-GAAP net income (loss) per share of approximately $0.01 per share in the second quarter of 2010 is based on expected stock compensation expenses and restructuring charges totalling of $0.4 million and amortization of intangible assets of $0.1 million which, when divided by an expected 59.6 million shares outstanding, results in the $0.01 per share difference.

Conference Call

iPass will host a live conference call today to discuss its financial results, outlook and business activities at 2:00 PM Pacific Time (5:00 PM Eastern Time). The conference call will be accessible by telephone direct dial at +1 (617) 801-9711 with a participant passcode of 26097013.

The conference call will also be available live via webcast on the company’s web site at http://investor.ipass.com. The webcast will be available for replay until iPass reports its second quarter 2010 results.

The dial-in number for a telephone replay of the conference call is +1 (617) 801-6888 and will be available until June 30, 2010. The passcode for the replay is 44359269.

Cautionary Information About Forward-Looking Statements

The statements in this press release regarding iPass’ belief that its new open Mobile Platform provides a compelling and value-focused set of integrated mobility offerings to the enterprise and to channel and carrier partners, iPass’ belief that its new Open Mobile Platform and functionality are central to evolving its business model from a network services-centric model to a value-added platform business that sells enterprise mobility services via a cloud-based infrastructure, iPass’ belief that it’s driving forward in having a meaningful impact on changing the economics of mobility for the enterprise, and iPass’ projections of its second quarter 2010 financial results under the caption " Outlook for the Second Quarter of 2010" in this press release are forward-looking statements. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the risk that current poor economic conditions and reduction in business travel will have a greater negative impact on iPass than it predicts; the risk that iPass’ new software platform does not achieve customer acceptance or does so slower than iPass predicts; the risk that iPass will experience unexpected technical or other delays in the implementation of added functionality to its new software platform; the risk that iPass may not be able to generate revenue from new services if market acceptance of those new services is not as iPass expects; the risk that the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than iPass predicts; the risk that iPass will not be able to generate broadband revenues in the manner expected; rapidly emerging changes in the nature of markets served by iPass, which may not be compatible with iPass' services; increased competition, which may cause pricing pressure on the fees iPass charges; the risk that iPass could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive iPass’ services to be competing with the provider’s services in a manner that renders the relationship with iPass detrimental to the provider; and the risk that iPass may not be able to establish additional relationships with broadband access point providers, including providers of 2.5G/3G/4G Mobile Data, at the level iPass expects and if it is unable to negotiate such relationships on terms acceptable to both iPass and the providers on the timeframe iPass currently expects for any number of reasons, including perceived competition with the providers.  Detailed information about these and other factors that could potentially affect iPass' business, financial condition and results of operations is included in iPass’ Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 16, 2010 and available at the SEC's Web site at www.sec.gov. iPass undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

Information Regarding Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). iPass management evaluates and makes operating decisions using various performance measures. In addition to iPass’ GAAP results, the company also considers non-GAAP net income (loss) and Adjusted EBITDA.  iPass further considers various components of non-GAAP net income (loss) such as non-GAAP earnings (loss) per diluted share.

GAAP net income (loss) is generally based on the following components: revenues, network access expenses, network operations, research and development, sales and marketing, general and administrative expenses and certain tax charges. Management considers all of these components when evaluating the company’s ongoing core operating performance.

Non-GAAP net income (loss) consists of GAAP net income (loss) excluding equity plan-related compensation expenses, restructuring charges, state sales tax related charges, one-time federal tax refunds, amortization of intangible assets, and revenue adjustments related to historical billing errors which are charges, adjustments and gains which management does not consider reflective of the company’s core operating business.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required ASC 718 Compensation – Stock Compensation. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges, also include strategic reallocations or reductions of personnel resources and certain contract termination charges. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. The state sales and federal tax items include charges associated with unremitted state sales taxes, interest and penalties thereon and non-recurring federal tax refunds. Revenue adjustments related to the correction of historical billing errors are reductions in revenue due to the company’s determination that revenue was incorrectly recorded in prior periods from errors in billing.

The company defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation and amortization, restructuring charges, certain state sales and federal tax items, stock compensation expense and revenue adjustments related to the correction of historical billing errors.

For purposes of comparability across other periods and with other companies in the company’s industry, the company reports non-GAAP net income (loss) as adjusted by the amount of additional taxes or tax benefit that the company would accrue using a normalized effective tax rate applied to the non-GAAP results.

Non-GAAP net income (loss), and Adjusted EBITDA are supplemental measures of the company’s performance that are not required by, nor presented in accordance with, GAAP.  Moreover, they should not be considered as an alternative to net income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of the company’s liquidity. The company presents non-GAAP net income (loss), and Adjusted EBITDA because the company considers them to be important supplemental measures of the company’s performance.

Management excludes from its non-GAAP net income (loss) certain recurring items to facilitate its review of the comparability of the company's core operating performance on a period to period basis because such items are not related to the company's ongoing core operating performance as viewed by management. Management uses non-GAAP operating expenses as one of the components for measurement of incentive compensation. Management uses this view of the company’s operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the following excluded items:

a) stock compensation expense;
b) restructuring and other charges;
c) amortization charges for purchased technology and other intangible assets resulting from the company's acquisition transactions;
d) material non-recurring charges, such as state sales tax charges, refund of federal taxes; and
e) revenue adjustments related to the correction of historical billing errors.

Management adjusts for the excluded items because management believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual or infrequent and the company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

iPass believes that the presentation of these non-GAAP financial measures is useful to the investors for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the company's financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2) Since the company has historically reported non-GAAP results to the investment community, the company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting; and

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in the company’s industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the company's performance.

Set forth below are additional reasons why specific items are excluded from the company's non-GAAP financial measures:

a) While stock compensation calculated in accordance with ASC 718 constitutes an ongoing and recurring expense of the company, it is not an expense that typically requires or will require cash settlement by the company. The company therefore excludes these charges for purposes of evaluating core performance as well as with respect to evaluating any potential acquisition;

b) Restructuring and other charges are primarily related to severance costs, disposition of excess facilities and termination of certain contracts driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy;

c) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the company's acquisition transactions. The company analyzes and measures the company’s operating results without these charges when evaluating the company’s core performance. Generally, the impact of these charges to the company's net income (loss) tends to diminish over time following an acquisition;

d) Material non-recurring charges such as certain state sales tax charges and the refund of federal taxes are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s core performance; and

e) Revenue adjustments related to the correction of historical billing errors are excluded because of their infrequent nature, they are not expected to occur in the ordinary course of business and are not used for the purpose of evaluating the company’s revenue performance in the period in which the adjustment is made.

The company believes Adjusted EBITDA is useful as a supplemental measure of the performance of the company's operations because it helps investors evaluate and compare the results of operations from period to period by removing the accounting impact of the company's financing strategies, tax provisions, and depreciation and amortization, restructuring charges, material non-recurring sales tax and related charges and stock based compensation expense.

As stated above, the company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the company's GAAP results. In the future, the company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

    --  The company's stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in the company’s GAAP results for the foreseeable future under ASC 718.

    -- Amortization of intangibles, though not directly affecting iPass’ current cash position, represents the loss in value as the technology in the company’s industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining the company’s current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

    -- Other companies, including other companies in iPass’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the company's GAAP and non-GAAP financial results is provided in this press release. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the company's SEC filings.

Attached to this press release is a reconciliation of GAAP to non-GAAP financial measures for all periods presented in this press release.

About iPass Inc.
Founded in 1996, iPass (NASDAQ: IPAS) is a leading provider of enterprise mobility services with 3,500 customers, including more than 390 of the Forbes Global 2000. The company’s mission is to be the enterprise’s champion in the world of mobility by providing services that simply, smartly and openly facilitate access from any device on any network, while providing the visibility and control necessary to support the demands of the enterprise customer. For more information, visit www.iPass.com or follow iPass on Twitter at www.twitter.com/iPass.

CONTACT:
iPass Investor Relations
ir@ipass.com
650-232-4317

NOTE: iPass® is a registered trademark of iPass Inc.

IPASS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	March 31,	December 31,
	2010	2009

Assets

Current assets:
Cash and cash equivalents	$35,686	$37,973
Short-term investments	1,100	3,799
Accounts receivable, net	26,991	27,023
Prepaid expenses and other current assets	8,644	7,726
Total current assets	72,421	76,521

Property and equipment, net	4,425	5,044
Intangible assets, net	626	836
Other assets	7,204	7,162
Total assets	$84,676	$89,563

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$15,658	$15,179
Accrued liabilities	15,994	18,491
Deferred revenue, short-term	4,422	5,181
Total current liabilities	36,074	38,851

Deferred revenue, long-term	1,547	1,764
Other long-term liabilities	892	962
Total liabilities	$38,513	$41,577

Stockholders' equity:
Common stock	60	62
Additional paid-in capital	212,964	214,056
Accumulated deficit	(166,861)	(166,132)
Total stockholders' equity	46,163	47,986
Total liabilities and stockholders' equity	$84,676	$89,563

IPASS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenues	$40,378	$44,642

Cost of revenues and operating expenses:
Network access	18,424	18,658
Network operations	7,328	7,691
Research and development	3,399	3,776
Sales and marketing	6,509	8,011
General and administrative	5,670	5,818
Restructuring charges	169	3,334
Amortization of intangible assets	210	345
Total operating expenses	41,709	47,633

Operating loss	(1,331)	(2,991)

Interest and other income	390	56

Loss before income taxes	(941)	(2,935)

Provision for (benefit from) income taxes	(212)	78

Net loss	$(729)	$(3,013)

Basic and diluted net loss per share	$(0.01)	$(0.05)
Number of shares used in per share calculations	60,592,921	61,820,464

IPASS INC.
RECONCILIATION OF GAAP TO NON-GAAP KEY FINANCIAL METRICS
(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

(a) Stock compensation included in the expense line items:
Network operations	$94	$65	$133
Research and development	70	38	105
Sales and marketing	121	10	130
General and administrative	225	199	233
Total amortization of stock compensation	$510	$312	$601

A reconciliation between net (loss) on a GAAP basis and non-GAAP net income (loss), net of tax effect, is as follows:
GAAP net loss	$(729)	$(5,332)	$(3,013)
(a) Amortization of stock compensation	510	312	601
(b) Restructuring charges	169	3,846	3,334
(c) Amortization of intangibles	210	345	345
(d) Certain state sales and federal tax items	—	(820)	—
(e) Revenue adjustment for correction of historical billing error	—	1,153	—

Non-GAAP net income (loss)	$160	$(496)	$1,267

A reconciliation between net (loss) per diluted share on a GAAP basis and non-GAAP net income (loss) per diluted share, net of tax effect, is as follows:
GAAP diluted net (loss) per share	$(0.01)	$(0.09)	$(0.05)
Per share effect of stock compensation, restructuring charges, amortization of intangibles, sales tax and related charges and revenue adjustments related to billing errors	0.01	0.08	0.07
Non-GAAP diluted net income (loss) per share	$0.00	$(0.01)	0.02
Non-GAAP diluted shares	60,778,455	61,747,476	62,008,595

A Reconciliation of net income (loss) to adjusted EBITDA is as follows:
GAAP net loss	$(729)	$(5,332)	$(3,013)
(a) Amortization of stock compensation	510	312	601
(b) Restructuring charges	169	3,846	3,334
(c) Amortization of intangible assets	210	345	345
(d) Certain state sales tax items	—	280	—
(e) Revenue adjustment for correction of historical billing error	—	1,153	—
(f) Interest income	(17)	(82)	(254)
(g) Provision for (benefit from) income taxes	(212)	(841)	78
(h) Depreciation of property and equipment	929	986	1,236
Adjusted EBITDA	$860	$667	$2,327